Exhibit 10.3

FORM OF TRANSITION SERVICES AGREEMENT
BETWEEN
LABORATORY CORPORATION OF AMERICA HOLDINGS
AND
FORTREA INC.
Dated                                    , 2023

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TABLE OF CONTENTS
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TRANSITION SERVICES AGREEMENT
    THIS TRANSITION SERVICES AGREEMENT dated                           , 2023 (this “Agreement”), is between Laboratory Corporation of America Holdings (“Labcorp”), and Fortrea Inc. (“Fortrea”). Labcorp and Fortrea are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”.
RECITALS
    A.     Fortrea Holdings Inc. (“Fortrea Holdings”) and Labcorp are parties to that certain Separation and Distribution Agreement dated as of even date herewith (the “Separation Agreement”).
    B.    Pursuant to the Separation Agreement, Labcorp and Fortrea Holdings agreed to separate Labcorp into two companies (1) Fortrea Holdings, which will own and conduct, directly and indirectly, the Fortrea Business; and (2) Labcorp, which will continue to own and conduct, directly and indirectly, the Retained Business (the “Separation”).
    C.    In connection with the transactions contemplated by the Separation Agreement and in order to ensure a smooth transition following the Separation, each Party desires that the other Party provide, or cause its Affiliates or contractors to provide, certain transition services.
    D.    It is the intent of the Parties that, except as otherwise provided in this Agreement, the Services be provided at cost, and therefore, the Fees set forth on Annex B or Annex C were calculated to reflect costs.
    In consideration of the forgoing and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. Unless otherwise defined herein, each capitalized term will have the meaning specified for such term in the Separation Agreement. As used in this Agreement:
“Additional Labcorp Service” has the meaning set forth in Section 2.2(a).
“Additional Fortrea Service” has the meaning set forth in Section 2.2(b).
“Affiliate” has the meaning set forth in the Separation Agreement.
“Agreement” has the meaning set forth in the Preamble.
“Availed Party” has the meaning set forth in Section 5.5(a).
“Business” means the Retained Business or the Fortrea Business, as the case may be.

“Confidential Information” shall mean all Information that is either confidential or proprietary.
“Controller” means the natural or legal person, public authority, agency or other body which, alone or jointly with others, determines the purposes and means of the Processing of Personal Data, as defined in Data Protection Laws.
“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions, variants, mutations or worsening thereof or related or associated epidemics, pandemics or disease outbreaks (including any subsequent waves).
“Data Processing Agreement” means the data Processing agreement attached in Annex D of this Agreement.
“Data Protection Laws” means all Laws, industry standards that govern the privacy, protection, transfer or security (including breach notification obligations) of Personal Data, including without limitation, European Data Protection Laws, U.S. Data Protection Laws and all equivalent, comparable or applicable federal, state privacy, security and data breach notification applicable Laws that apply to Personal Data.
“Data Subject” means an identified or identifiable natural person to whom Personal Data relates.
“Distribution Date” has the meaning set forth in the Separation Agreement.
“Effective Time” has the meaning set forth in the Separation Agreement.
“Eligible Services” has the meaning set forth in Section 6.2(a).
“European Data Protection Laws” means the GDPR, the EU e-Privacy Directive (i.e., Directive 2002/58/EC) as amended in 2009 by Directive 2009/136/EC and its national implementing laws, applicable Laws relating to cyber security, including Directive (EU) 2022/2555 of the European Parliament and of the Council of 14 December 2022 on measures for a high common level of cybersecurity across the Union, amending Regulation (EU) No 910/2014 and Directive (EU) 2018/1972, and repealing Directive (EU) 2016/1148 (“NIS 2 Directive”), the UK Data Protection Act 2018, the GDPR as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, as amended (including by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019) (“UK GDPR”) and the Swiss Federal Act on Data Protection (“FADP”), and any other applicable Laws or regulations relating to data protection or the Processing of Personal Data or privacy, in each case, including any regulations under such legislation, as amended, supplemented or replaced from time to time.
“EU Standard Contractual Clauses” shall mean the standard contractual clauses for the transfer of Personal Data to third countries pursuant to the GDPR, as provided in the EU Commission Implementing Decision 2021/914 of 4 June 2021, as amended from time to time.

“Extendable Service” has the meaning set forth in Section 6.1(b).
“Fees” means the fees for a particular Service as set forth on Annex B or Annex C, as the case may be.
“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, acts of terrorism, cyberattacks, embargoes, epidemics, pandemics (including COVID-19 and Pandemic Measures), war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment.
“Fortrea” has the meaning set forth in the Preamble.
“Fortrea Business” has the meaning set forth in the Separation Agreement.
“Fortrea Group” has the meaning set forth in the Separation Agreement.
“Fortrea Holdings” has the meaning set forth in the Recitals.
“Fortrea Indemnified Parties” has the meaning set forth in the Separation Agreement.
“Fortrea Services” means the Services generally described on Annex C and any other Service provided by Fortrea or any of its Subsidiaries pursuant to this Agreement.
“GDPR” means the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the Processing of Personal Data and on the free movement of such data and repealing Directive 95/46/EC, as amended, replaced or superseded from time to time.
“Governmental Authority” has the meaning set forth in the Separation Agreement.
“Group” has the meaning set forth in the Separation Agreement.
“HIPAA” means the Federal Health Insurance Portability and Accountability Act of 1996, as amended, including by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder.
“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, forecasts, budgets, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, recipes, techniques, designs, specifications, processes, procedures, policies, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos, manuals and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.
“Invoice” has the meaning set forth in Section 4.3(a).
“Labcorp” has the meaning set forth in the Preamble.
“Labcorp Group” means Labcorp and each Person that is a Subsidiary of Labcorp (other than Fortrea and any of its Subsidiaries).
“Labcorp Indemnified Parties” has the meaning set forth in the Separation Agreement.
“Labcorp Services” means the Services generally described on Annex B and any other Service provided by Labcorp or any member of the Labcorp Group pursuant to this Agreement.
“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order or Governmental Permit issued by, a Governmental Authority.
“Level of Service” has the meaning set forth in Section 3.1(a).
“Liabilities” has the meaning set forth in the Separation Agreement.
“Local Agreement” has the meaning set forth in Section 2.6.
“Materials” has the meaning set forth in Section 2.5(a).
“Objection Notice” has the meaning set forth in Section 4.4.
“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, immunization requirements, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a pandemic, including COVID-19.
“Partial Termination” has the meaning set forth in Section 6.2(a).
“Party” has the meaning set forth in the Preamble.
“Payment Due Date” has the meaning set forth in Section 4.3(b).

“Personal Data” means information that (a) relates to an identified or identifiable natural person (“Data Subject”); and/or (b) constitutes “personally identifiable personal information”, “protected health information”, “personal data” or similar information protected by Data Protection Laws; and/or otherwise (c) relates to an identified or identifiable legal entity, where such information or a portion of it constitutes Personal Data under Data Protection Laws. Personal Data includes, but is not limited to, name, an identification number, Pseudonymized Personal Data, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person telephone number, IP address, social security number, driver’s license number, state-issued identification card number, financial account numbers, credit card numbers, debit card numbers, or any security code, access code, personal identification number or password, health insurance policy number, subscriber identification number, any unique identifier used by a health insurer to identify the individual, information regarding an individual’s medical history, mental or physical condition or medical treatment or diagnosis by a health insurer to identify the individual, username or email address in combination with a password or security question. Personal Data also includes other types of data under Data Protection Laws.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity or organization or a Governmental Authority.
“Post-Distribution Steering Committee” has the meaning set forth in the Separation Agreement.
“Process” or “Processing” means any operation or set of operations that are performed on Personal Data or on sets of Personal Data, whether or not by automated means (e.g., collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction). “Processed” has a correlative meaning.
“Processor” means a natural or legal person, public authority, agency or other body which Processes Personal Data on behalf of the Controller.
“Project Managers” has the meaning set forth in Section 7.7.
“Pseudonymized Personal Data” means Personal Data that can no longer be attributed to a specific Data Subject without the use of additional information, provided that such additional information is kept separately and is subject to technical and organisational measures to ensure that the Personal Data are not attributed to an identified or identifiable natural person. “Pseudonymized” has a correlative meaning.
“Representative” has the meaning set forth in the Separation Agreement.
“Retained Business” has the meaning set forth in the Separation Agreement.

“Safety and Security Policies” has the meaning set forth in Section 5.5(a).
“Separation” has the meaning set forth in the Recitals.
“Separation Agreement” has the meaning set forth in the Recitals.
“Service Provider” means (a) in the case of Labcorp Services, Labcorp or any of its Subsidiaries providing a Service hereunder and, or (b) in the case of Fortrea Services, Fortrea or any of its Subsidiaries providing a Service hereunder.
“Service Recipient” means (a) in the case of Labcorp Services, Fortrea or any of its Subsidiaries receiving a Service hereunder and, or (b) in the case of Fortrea Services, Labcorp or any of its Subsidiaries receiving a Service hereunder.
“Service Term” means the term for a particular Service as set forth on Annex B or Annex C.
“Services” means the Labcorp Services or the Fortrea Services, individually, or the Labcorp Services and the Fortrea Services, collectively, as the context may indicate.
“Sub-Processor” means any processor engaged by a Processor for carrying out specific Processing activities on behalf of the Controller regarding the related Processing activity.
“Subsidiary” has the meaning set forth in the Separation Agreement.
“Swiss Standard Contractual Clauses” means the adaptations of the EU Standard Contractual Clauses as approved by the Swiss Data Protection and Information Commissioner, including the necessary adaptations to ensure compliance with Swiss data protection law.
“Systems” has the meaning set forth in Section 5.5(a).
“Term” has the meaning set forth in Section 6.1(a).
“Third Party” shall mean any Person other than the Parties or any of their respective Affiliates.
“Transaction Documents” has the meaning set forth in the Separation Agreement.
“Transferring Employees” means those employees or former employees of the Service Provider wholly or mainly assigned to the provision of a particular Service immediately before the Termination Date.
“Transfer Regulations” means the Acquired Rights Directive 2001/23/EC (“Directive”) (or any successor directive thereto) or any national legislation implementing the Directive or any equivalent legislation in any jurisdiction where the Services are provided (including in the UK, the Transfer of Undertakings (Protection of Employment) Regulations 2006) (as amended or replaced from time to time).

“Termination Date” means the date on which the Service Provider ceases to provide a particular Service for the Service Recipient
“UK Standard Contractual Clauses” means the UK international data transfer addendum to the European Commission’s standard contractual clauses issued by the Information Commissioner on March 21, 2022, as amended, replaced or superseded from time to time.
“U.S. Data Protection Laws” means all Laws, contractual or industry standards concerning the privacy, protection, transfer or security in the U.S., including but not limited to, the California Consumer Privacy Act, as amended by the California Privacy Rights Act, the Virginia Consumer Data Protection Act, and when effective, the Colorado Privacy Act, Connecticut Data Privacy Act, and the Utah Data Consumer Privacy Act, HIPAA, and the Payment Card Industry Data Security Standard (“PCI-DSS”), as amended, replaced or superseded from time to time.
ARTICLE II
PERFORMANCE AND SERVICES
Section 2.1    General.
(a)    During the Term, and subject to the terms and conditions of this Agreement, Labcorp will provide, or cause to be provided, the Labcorp Services to Fortrea and its Subsidiaries. The applicable Fee for each Labcorp Service will be the specified Fee for such Service set forth on Annex B, and the applicable Service Term for each Labcorp Service will be the specified Service Term for such Labcorp Service set forth on Annex B. Notwithstanding anything to the contrary contained herein or on any Annex, Labcorp will have no obligation under this Agreement to: (i) operate the Fortrea Business or any portion thereof (it being acknowledged and agreed by Labcorp and Fortrea that providing the Labcorp Services will not be deemed to be operating the Fortrea Business or any portion thereof); (ii) advance funds or extend credit to Fortrea; (iii) hire new employees for the purpose of providing the Labcorp Services; (iv) provide Labcorp Services to any Person other than Fortrea or any of its Subsidiaries; or (v) implement, develop or acquire systems, processes, technologies, plans or initiatives not already implemented or utilized by Labcorp or members of the Labcorp Group.
(b)    During the Term, and subject to the terms and conditions of this Agreement, Fortrea will provide, or cause to be provided, the Fortrea Services to Labcorp and the other members of the Labcorp Group. The applicable Fee for each Fortrea Service will be the specified Fee for such Fortrea Service set forth on Annex C, and the applicable Service Term for each Fortrea Service will be the specified Service Term for such Fortrea Service set forth on Annex C. Notwithstanding anything to the contrary contained herein or on any Annex, Fortrea will have no obligation under this Agreement to: (i) operate the Retained Business or any portion thereof (it being acknowledged and agreed by Labcorp and Fortrea that providing the Fortrea Services will not be deemed to be operating the Retained Business or any portion thereof); (ii) advance funds or extend credit to Labcorp; (iii) hire new employees for the purpose of providing the Fortrea Services; (iv) provide Fortrea

Services to any Person other than members of the Labcorp Group; or (v) implement, develop or acquire systems, processes, technologies, plans or initiatives not already implemented or utilized by Fortrea or members of the Fortrea Group.
(c)    Notwithstanding anything to the contrary in this Agreement, neither Labcorp nor Fortrea (nor any of their respective Subsidiaries) will be required to perform Services hereunder or take any actions relating thereto that conflict with or violate any applicable Law, contract, license, sublicense, authorization, certification or permit.
Section 2.2    Additional Services.
(a)    If Fortrea reasonably determines in good faith after the date hereof that additional transition services (not listed on Annex B) of the type previously provided by members of the Labcorp Group to the Fortrea Business are necessary to conduct the Fortrea Business, and Fortrea or its Subsidiaries are not able to provide such services to the Fortrea Business or such services are not commercially available from Third Party providers, then Fortrea may provide written notice thereof to Labcorp. Upon receipt of such notice by Labcorp, if Labcorp is willing, in its sole discretion, to provide such additional service during the Term, the Parties will negotiate in good faith an amendment to Annex B setting forth the additional service (each such service an “Additional Labcorp Service”), the terms and conditions for the provision of such Additional Labcorp Service and the Fees payable by Fortrea for such Additional Labcorp Service, such Fees to be determined on an arm’s-length basis with the intent that they reflect costs.
(b)    If Labcorp reasonably determines in good faith after the date hereof that additional transition services (not listed on Annex C) of the type previously provided by Fortrea or any of its Subsidiaries to the Retained Business are necessary to conduct the Retained Business, and Labcorp or members of the Labcorp Group are not able to provide such services to the Retained Business or such services are not commercially available from Third Party providers, then Labcorp may provide written notice thereof to Fortrea. Upon receipt of such notice by Fortrea, if Fortrea is willing, in its sole discretion, to provide such additional service during the Term, the Parties will negotiate in good faith an amendment to Annex C setting forth the additional service (each such service an “Additional Fortrea Service”), the terms and conditions for the provision of such Additional Fortrea Service and the Fees payable by Fortrea for such Additional Fortrea Service, such Fees to be determined on an arm’s-length basis with the intent that they reflect costs.
Section 2.3    Service Requests. Any requests by a Party to the other Party regarding the Services or any modification or alteration to the provision of the Services must be made by a Project Manager or the Post-Distribution Steering Committee (it being understood that the receiving Party will not be obligated to agree to any modification or alteration requested thereby). Notwithstanding anything to the contrary hereunder, each Party may avail itself of the remedies set forth in Section 6.3 without fulfilling the notice requirements of this Section 2.3.

Section 2.4    Access.
(a)    Subject to Article V, Fortrea, at the reasonable request of Labcorp, will make available on a timely basis to Labcorp all information reasonably requested by Labcorp to enable it to provide the Labcorp Services. Fortrea will give Labcorp and its Affiliates, employees, agents and representatives, as reasonably requested by Labcorp, reasonable access, during regular business hours and at such other times as are reasonably required, to the Systems, premises, equipment, facilities and data of the Fortrea Business for the purposes of providing the Labcorp Services.
(b)    Subject to Article V, Labcorp, at the reasonable request of Fortrea, will make available on a timely basis to Fortrea all information reasonably requested by Fortrea to enable it to provide the Fortrea Services. Labcorp will give Fortrea and its Affiliates, employees, agents and representatives, as reasonably requested by Fortrea, reasonable access, during regular business hours and at such other times as are reasonably required, to the Systems, premises, equipment, facilities and data of the Retained Business for the purposes of providing the Fortrea Services
Section 2.5    Local Agreements. Each Party recognizes and agrees that it may be necessary or desirable to separately document certain matters relating to the Services provided hereunder in various jurisdictions from time to time or to otherwise modify the scope or nature of such Services, in each case to the extent necessary to comply with applicable Law. If such an agreement or modification of any of the Services is required by applicable Law, or if the applicable Parties mutually determine entry into such an agreement or modification of Services would be desirable, in each case in order for Service Provider or its Subsidiaries to provide any of the Services in a particular jurisdiction, Service Provider and Service Recipient shall, or shall cause their applicable Subsidiaries to, to enter into local implementing agreements (as each may be amended and in effect from time to time, each a “Local Agreement”) in form and content reasonably acceptable to the applicable Parties; provided that the execution or performance of any such Local Agreement shall in no way alter or modify any term or condition of this Agreement or the effect of any such term or condition, except to the extent expressly specified in such Local Agreement. Each Party agrees that any Local Agreement shall be subject to Section 5.3 of this Agreement. Except as used in this Section 2.5, any references herein to this Agreement and the Services to be provided hereunder, shall include any Local Agreement and any local services to be provided thereunder. Except as expressly set forth in any Local Agreement, in the event of a conflict between the terms contained in a Local Agreement and the terms contained in this Agreement (including the applicable Schedules), the terms in this Agreement shall take precedence.
Section 2.6    System Shutdown. Service Provider shall have the right to shut down temporarily for maintenance or similar purposes the operation of any facilities or systems providing any Service whenever in Service Provider’s reasonable judgment such action is necessary or advisable for general maintenance or emergency purposes; provided that without limiting the immediately following sentence, Service Provider will schedule non-emergency general maintenance impacting the Services so as not to materially disrupt the operation of the Fortrea Business or the Retained

Business, as applicable, by Service Recipient. To the extent possible, such shut downs shall occur during non-business hours. Service Provider will use commercially reasonable efforts to provide Service Recipient advance notice of any shut down for general maintenance purposes or other planned shutdown.
ARTICLE III
SERVICE QUALITY; INDEPENDENT CONTRACTOR
Section 3.1    Service Quality.
(a)    Unless otherwise provided with respect to a specific Service on the Applicable Annex, the Service Provider will perform the Services in a manner and quality that is substantially consistent with the manner (including as to quantity) and quality that such Services were performed by such Party (or its applicable Affiliate) in the 12 months prior to the Distribution Date for the Retained Business or the Fortrea Business, as applicable, and in any event in compliance with any terms or service levels set forth on the applicable Annex (collectively referred to as the “Level of Service”). The Service Recipient will use the Services in substantially the same manner and on substantially the same scale as they were used by such Party and its Affiliates in the past practice of the Retained Business or the Fortrea Business, as applicable, prior to the Distribution Date.
(b)    Each Party acknowledges and agrees that certain of the Services to be provided under this Agreement have been, and will continue to be provided (in accordance with this Agreement and the Annexes hereto) to the Retained Business or the Fortrea Business, as applicable, by Third Parties designated by the Service Provider. To the extent so provided, the Party responsible for providing such Services will use Commercially Reasonable Efforts to (i) cause such Third Parties to provide such Services under this Agreement and/or (ii) enable the Party seeking the benefit of such Services and its Subsidiaries to avail itself of such Services; provided, however, that if any such Third Party is unable or unwilling to provide any such Services, the Parties agree to use their Commercially Reasonable Efforts to determine the manner, if any, in which such Services can best be provided (it being acknowledged and agreed that any costs or expenses to be incurred in connection with obtaining a Third Party to provide any such Services will be paid by the Party to which such Services are provided; provided that the Service Provider will use Commercially Reasonable Efforts to communicate the costs or expenses expected to be incurred in advance of incurring such costs or expenses).
Section 3.2    Independent Contractor; Assets; Subcontractors.
(a)    The Service Provider is an independent contractor. All employees and representatives of the Service Provider and any of its Subsidiaries involved in providing Services will be under the exclusive direction, control and supervision of the Service Provider or its Subsidiaries (or their subcontractors) providing such Services, and not of the Service Recipient. The Service Provider or its Subsidiaries (or their subcontractors) providing the Services will be solely responsible for compensation of its employees, and for all withholding, employment or payroll taxes, unemployment insurance, workers’ compensation, and any other insurance and fringe benefits with respect to such employees. The Service Provider or its Subsidiaries (or their subcontractors) providing the Services will have the exclusive right to hire and fire any of its employees in accordance with applicable Law. The Service Recipient will have no right to direct and control any of the employees or representatives of the Party or its Subsidiaries (or their subcontractors) providing such Services.
(b)    All procedures, methods, systems, strategies, tools, equipment, facilities, software, data and other resources used by a Party, any of its Subsidiaries or any Third Party service provider in connection with the provision of the Services hereunder will remain the property of such Party, its Subsidiaries or such service providers and, except as otherwise provided herein, will at all times be under the sole direction and control of such Party, its Subsidiaries or such Third Party service provider. No license under any patents, know-how, trade secrets, copyrights or other rights is granted by this Agreement or any disclosure in connection with this Agreement by either Party. Service Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by Service Provider, and Service Recipient shall promptly notify Service Provider of any such attempt, regardless of whether by Service Recipient or any Third Party, of which Service Recipient becomes aware.
(c)    The Service Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (a) the Service Provider will use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Service Provider; and (b) the Service Provider will in all cases remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the standard for services as set forth in Article III and the content of the Services provided to the Service Recipient. The Service Provider may replace a subcontractor providing Services under this Agreement, provided that the costs of the replacement subcontractor are not materially higher than the costs for such previous subcontractor. The Service Provider will provide notice to the Service Recipient prior to replacing or hiring new subcontractors whenever reasonably possible.
Section 3.3    Uses of Services. The Service Provider will be required to provide the Services only to the Service Recipient and the Service Recipient’s Subsidiaries in connection with the Service Recipient’s operation of the Business. The Service Recipient may not resell any Services to any Person whatsoever or permit the use of such Services by any Person other than in connection with the operation of the Business in the ordinary course of business.
Section 3.4    Modification of Services. The Parties agree that each Service Provider may make changes from time to time in the manner of performing the applicable Service if such Service Provider is making similar changes in performing similar services for itself, its Affiliates or other Third Parties, if any, provided that such Service Provider furnishes to the Service Recipient substantially the same notice (in content) as such Service Provider provides to its Affiliates or Third Parties, if any, respecting such changes; provided further that each Service Provider may make any of the following changes without obtaining the prior consent of, and without prior notice to, the Service Recipient: (a) changes to the process of performing a particular Service that do not adversely affect the benefits to the Service Recipient in any material respect or materially increase the charge for such Service; (b) emergency changes on a temporary and short-term basis; and (c) changes to a particular Service in order to comply with applicable Law.
Section 3.5    Transition of Responsibilities. Each Party agrees to use Commercially Reasonable Efforts to reduce or eliminate its and its Subsidiaries’ dependence on each Service as soon as is reasonably practicable. Each Party agrees to cooperate with the other Party to facilitate the smooth transition of the Services being provided to the Service Recipient by the Service Provider.
Section 3.6    Substantive Business Decisions Prohibited. Notwithstanding anything to the contrary contained in this Agreement or the accompanying schedules, none of the Service Provider or its Subsidiaries, authorized agents and subcontractors (if any) shall make any substantive business decisions with respect to Service Recipient in performing Services. Each provision of this Agreement and the schedules shall be interpreted in a manner consistent with this Section 3.6.
Section 3.7    Disclaimer of Warranties. Except as expressly set forth in this Agreement: (i) each Party acknowledges and agrees (on behalf of itself and any other Service Recipient) that Service Provider makes no warranties of any kind with respect to the Services to be provided hereunder; and (ii) Service Provider hereby expressly disclaims all warranties with respect to the Services to be provided hereunder, as further set forth immediately below.
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES OR ACCESS TO SYSTEMS, FACILITIES AND DATA TO BE PROVIDED UNDER THIS AGREEMENT WILL BE PROVIDED AS-IS, WHERE-IS, WITH ALL FAULTS, AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION, TITLE OR ANY OTHER WARRANTY WHATSOEVER.
ARTICLE IV
FEES; PAYMENT
Section 4.1    Fees. The Service Recipient will pay the Service Provider the Fees for the Services provided by such Service Provider under this Agreement. The Fees for the Services are set forth on Annex B and Annex C. During the term of this Agreement, the amount of a Fee for any Service may be modified to the extent of (a) any adjustments mutually agreed to by the Parties, (b) any adjustments due to a change in Level of Service requested by Service Recipient and agreed upon by Service Provider and (c) any adjustment in the rates or charges imposed by any Third Party provider that is providing Services; provided that Service Provider will notify Service Recipient in writing of any such change in rates at least thirty (30) days prior to the effective date of such rate change.

Section 4.2    Taxes. To the extent required or permitted by applicable Law, there will be added to any Fees due under this Agreement, and Service Recipient agrees to pay to the Service Provider, amounts equal to any Taxes paid or payable by the Service Provider, however designated or levied, based upon such Fees, or upon this Agreement or the Services provided under this Agreement, or their use. In the event Taxes are not added to an invoice from the Service Provider hereunder, the Service Recipient is responsible to remit to the appropriate jurisdiction any additional amounts due, including Taxes, interest and penalties. The Parties will reasonably cooperate with each other to minimize any of these Taxes and to obtain and provide each other with reasonable documentation related to these Taxes. If additional amounts are determined to be due on the Services provided hereunder as a result of an audit by a tax jurisdiction, Service Recipient agrees to reimburse the Service Provider for the additional amounts due including Taxes, interest and penalties. The Parties further agree that, notwithstanding the foregoing, neither Party will be required to pay any income, franchise or employment Taxes of the other Party. All payments and reimbursements due under this Section 4.2 will be calculated in a manner that ensures that the Service Provider receives the same net amounts under this Agreement that it would have received in the absence of Taxes.
Section 4.3    Invoices and Payment.
(a)    Unless otherwise specified in Annex B or Annex C, within 30 days following the end of each fiscal month of Service Provider, the Service Provider will submit to the Service Recipient for payment a written statement of amounts due under this Agreement for such month (an “Invoice”). The Invoice will set forth the Fees and any Third Party costs or charges that are required to be reimbursed by Service Recipient in connection with the provision of any Services, in the aggregate and itemized, based on the descriptions set forth on Annex B or Annex C, as the case may be. Each statement will specify the nature of any amounts due for any Fees as set forth on Annex B or Annex C and will contain reasonably satisfactory documentation in support of such amounts as specified therein and such other supporting detail as the Service Recipient may reasonably require to validate such amounts due.
(b)    Unless otherwise specified in Annex B or Annex C, the Service Recipient will pay all amounts due pursuant to an Invoice no later than 60 days after the date of the Invoice (the “Payment Due Date”). All timely payments under this Agreement will be made without early payment discount.
(c)    Subject to Section 4.4, if the Service Recipient fails to pay the full amount of any invoice by the Payment Due Date, such failure will be considered a material default under this Agreement. The remedies provided to each Party by this Section 4.3(c) and by Section 6.3 will be cumulative with respect to any other applicable provisions of this Agreement. Payments made after the Payment Due Date will bear interest at the rates set forth in Annex B or Annex C for the applicable Services.
Section 4.4    Payment Disputes. The Service Recipient may object to any amounts for any Service invoiced to it at any time before, at the time of, or after payment is made, provided such objection is made in writing (“Objection Notice”) to the Service Provider prior to the Payment Due Date. Any dispute under this Section 4.4 will be resolved in accordance with the provisions of Section 7.8 and the provisions of Article V of the Separation Agreement. The Service Recipient will pay interest, which will begin to accrue beginning on the date that is 60 days following receipt of the Service Recipient’s Objection Notice, at an annual rate equal to the Prime Rate plus 2.0% (compounded monthly) on any amounts it is required to pay to the Service Provider upon resolution of the dispute if the dispute is resolved in the Service Provider’s favor.
ARTICLE V
CONFIDENTIALITY; SECURITY
Section 5.1    Labcorp and Fortrea Obligations. Subject to Section 5.4, until the six (6)-year anniversary of the date of the termination of this Agreement in its entirety, each of Labcorp and Fortrea, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Labcorp’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such Confidential Information (a) is in the public domain or is generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) is lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves known by such Party or any of its Subsidiaries to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; (c) is independently developed or generated without reference to or use of the Confidential Information of the other Party or any of its Subsidiaries; or (d) was in such Party’s or its Subsidiaries’ possession on a non-confidential basis prior to the time of disclosure to such Party and at the time of such disclosure was not known by such Party or any of its Subsidiaries to be prohibited from being disclosed by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information. If any Confidential Information of a Party or any of its Subsidiaries is disclosed to the other Party or any of its Subsidiaries in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.
Section 5.2    No Release; Return or Destruction. Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party addressed in Section 5.1 to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Confidential Information) and except in compliance with Section 5.4, and (b)

to use commercially reasonable efforts to maintain such Confidential Information in accordance with Section 3.03 of the Separation Agreement. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation Agreement, this Agreement or any other Transaction Documents, each Party will promptly after request of the other Party either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that the Parties may retain electronic back-up versions of such Confidential Information maintained on routine computer system backup tapes, disks or other backup storage devices; and provided, further, that any such retained back-up information shall remain subject to the confidentiality provisions of this Agreement.
Section 5.3    Privacy and Data Protection Laws.
(a)    Each Party warrants and agrees to:
(i)    Comply with all applicable Data Protection Laws in the Processing of Personal Data for the purpose of the provision of the Services under this Agreement;
(ii)    Execute the Data Processing Agreement where applicable and required by Data Protection Laws. Subject to Section 5.3 (a)(iii) below, should any agreements between the Parties, including this Agreement, be in conflict with the provisions of the Data Processing Agreement, the latter agreement shall control;
(iii)    Process Personal Data solely as required by the Agreement and the Data Processing Agreement;
(iv)    Execute the EU Standard Contractual Clauses, UK Standard Contractual Clauses and/or Swiss Standard Contractual Clauses where applicable and consistent with applicable Data Protection Laws. As required by Clause 5 of the EU Standard Contractual Clauses, the EU Standard Contractual Clauses shall prevail over any other term of the Data Processing Agreement and this Agreement;
(v)    Implement appropriate technical and organizational measures to ensure a level of security appropriate to the risk; and
(vi)    Comply with all applicable Data Protection Laws that are or that may in the future be applicable to the provision of the Services under this Agreement.
(b)    Each Party acknowledges that it and members of its Group may presently and, following the Effective Time, Process Personal Data (including personal health information) relating to a Data Subject (i) that was received under privacy policies and data protection notices prior to the Effective Time; or (ii) that, as between the Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to privacy policies and data protection notices, as well as applicable Data Protection Laws or other applicable Laws.
(c)    In the event of a modification of the Services in accordance with Section 3.4, each Party agrees and acknowledges that the Data Processing Agreement shall be amended to reflect any further instructions of the Controller regarding the Processing of Personal Data.
Section 5.4    Protective Arrangements. Subject to applicable Data Protection Laws, in the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted. The obligations in this ARTICLE V shall survive any expiration or termination of this Agreement for six (6) years after the date of expiration or termination of this Agreement; provided, however, that, with respect to each trade secret of a Party or its Affiliates, such obligations shall continue as long as such trade secret remains otherwise protectable as a trade secret.
Section 5.5    Security.
Subject to applicable Data Protection Laws:
(a)    If either Party (including its Affiliates and their employees, authorized agents and subcontractors) is given access to the other Party’s computer systems or software (collectively, “Systems”), premises, equipment, facilities or data in connection with the Services, the Party given access (the “Availed Party”) will each comply with (and will cause its Affiliates, and their employees, authorized agents and subcontractors to comply with) their respective policies and procedures in relation to the use and access of the other Party’s Systems, premises, equipment, facilities or data (collectively, “Safety and Security Policies”), and will not compromise or circumvent any safety, security or audit measures employed by such other Party. The Availed Party will access and use only those Systems, premises, equipment, facilities and data of the other Party for which it has been granted the right to access and use.
(b)    Each Party will use Commercially Reasonable Efforts to ensure that only those of its personnel who are specifically authorized to have access to the Systems, premises, equipment, facilities and data of the other Party gain such access, and use Commercially Reasonable Efforts to prevent unauthorized access, use, destruction, alteration or loss of such Systems, premises, equipment, facilities or data (including, in each case, any information contained therein), including notifying its personnel of the restrictions set forth in this Agreement and of the Safety and Security Policies.
(c)    If, at any time, the Availed Party determines that any of its personnel has sought to circumvent, or has circumvented, the Safety and Security Policies, that any unauthorized Availed Party personnel has accessed the Systems, premises, equipment, facilities or data, or that any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of, or damage to, premises, facilities, equipment, data, information or software of the other Party, the Availed Party will promptly terminate any such person’s access to the Systems, premises, equipment, facilities or data and promptly notify the other Party. In addition, such other Party will have the right to deny personnel of the Availed Party access to its Systems, premises, equipment, facilities or data upon notice to the Availed Party in the event that the other Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 5.5(c) or otherwise pose a security concern. The Availed Party will use Commercially Reasonable Efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s Systems, premises, equipment, facilities or data.
(d)    If any Systems, premises, equipment or facilities of a Party are damaged (ordinary wear and tear excepted) due to the conduct of the Availed Party or any of its Affiliates, or their employees, authorized agents or subcontractors, the Availed Party will be liable to the other Party for all costs associated with such damage, to the extent such costs exceed any available insurance proceeds.
ARTICLE VI
TERMINATION
Section 6.1    Term.
(a)    The term of this Agreement (the “Term”) will commence on the Distribution Date and end on the earliest to occur of (i) the date on which the provision of all Services have terminated pursuant to Annex B or Annex C (inclusive of any term extension agreed to by the Parties for any Extendable Service pursuant to Section 6.1(b)), (ii) the date on which the provision of all Services has been terminated by the Parties pursuant to Section 6.2, (iii) the date this Agreement is terminated pursuant to Section 6.3 and (iv) the date that is 24 months after the Distribution Date.

(b)    Annex B and Annex C identifies those Services that are eligible for an extension of their respective Service Term as provided in this Section 6.1(b) (each such Service, an “Extendable Service”). To the extent reasonably necessary to (i) continue the transition of any Extendable Service from Service Provider or its Affiliates to Service Recipients, its Affiliates or other providers and (ii) the continued operation of Service Recipient’s business in connection therewith, in each case, as reasonably agreed by Service Provider and Service Recipient, Service Recipient may elect, by delivering written notice to Service Provider no later than 60 days prior to the end of the then in effect term for such Extendable Service, to extend any such Extendable Service (and, as necessary, the term of this Agreement with respect to such Service) for a maximum period of six months beyond the scheduled termination of such Service (which period shall in no event end later than the date that is the 24-month anniversary of the Distribution Date); provided, however, that Service Recipient may only extend each such Extendable Service one time; provided further, however, that any extension of the Service Term for such Extendable Service is subject to receiving any necessary consents from Third Party vendors to such extension. To the extent the Service Term of any Extendable Service is extended hereunder, Service Recipient will be responsible for any incremental costs related to enabling such extension. If Service Provider agrees to provide such Extendable Service during the requested period, then (i) the Parties shall in good faith negotiate the terms of an amendment to the Annexes hereto, which amendment shall be consistent with the terms of the applicable Service; and (ii) the Fee for such Service during the extension of the Service Term shall be equal to 105% of the original Fee for such Service
Section 6.2    Partial Termination.
(a)    Unless identified on Annex B or Annex C as ineligible for termination prior to the expiration of the Service Term, all Services are eligible for termination prior to the expiration of the Service Term (“Eligible Services”). The Service Recipient may, upon providing 60 days written notice to the Service Provider and satisfying any such other requirements specified in Annex B or Annex C with respect to any such Eligible Service, terminate any Eligible Services that, prior to the expiration of the Service Term, are no longer needed from the Service Provider, in which case this Agreement will terminate as to such Eligible Services (a “Partial Termination”); provided, that such termination shall not relieve the Service Recipient from any obligations arising under this Agreement prior to the termination of such Service(s) or its obligations with regard to those Services it continues to receive. The Parties will mutually agree as to the effective date of any Partial Termination.
(b)    In the event of any termination prior to the scheduled expiration of the Service Term or of any Partial Termination hereunder, with respect to any terminated Services in which the Fee for such terminated Services is charged as a flat monthly rate, if termination occurs other than the end of the month, there will be no proration of the monthly rate. To the extent any amounts due or advances made hereunder related to costs or expenses that have been or will be incurred and that cannot be recovered by the Service Provider, such amounts due or advances made will not be prorated or reduced and the Service Provider will not be required to refund to the Service Recipient any prorated amount for such costs or expenses; and the Service

Recipient will reimburse the Service Provider for (i) Service Recipient’s proportional share of any Third Party costs or charges that are required to be paid in connection with the provision of any Services and that cannot be terminated and (ii) any Third Party cancellation or similar charges incurred as a result of the Service Recipient’s early termination.
Section 6.3    Termination of Entire Agreement. Subject to the provisions of Section 6.5, a Party will have the right to terminate this Agreement or effect a Partial Termination effective upon delivery of written notice to the other Party if the other Party:
(a)    makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage (with respect to its own property and business) of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 30 days; or
(b)    materially defaults in the performance of any of its covenants or obligations contained in this Agreement (or, in the case of a Partial Termination, with respect to the Services being terminated) and such default is not remedied to the non-defaulting Party’s reasonable satisfaction within 30 days after receipt of written notice by the defaulting Party informing such Party of such default, or if such default is not capable of being cured within 30 days, if the defaulting Party has not promptly begun to cure the default within such 30-day period and thereafter proceeded with all diligence to cure the same.
Section 6.4    Procedures on Termination. Following any termination of this Agreement or Partial Termination, each Party will cooperate with the other Party as reasonably necessary to avoid disruption of the ordinary course of the other Party’s and its Subsidiaries’ businesses. Termination will not affect any right to payment for Services provided prior to termination.
Section 6.5    Effect of Termination. Section 4.1 and Section 4.2 (in each case, with respect to Fees and Taxes attributable to periods prior to termination), Section 3.2, Section 4.3, Section 4.4, Section 6.4, this Section 6.5, ARTICLE I, ARTICLE V, ARTICLE VII and ARTICLE VIII will survive any termination of this Agreement. In the event of a Partial Termination, this Agreement will remain in full force and effect with respect to the Services which have not been terminated by the Parties as provided herein. For the avoidance of doubt, the termination of this Agreement with respect to the Services provided under one Annex, but not the other Annex, will not be a termination of this Agreement.
Section 6.6    Exit. The Parties acknowledge that the Transfer Regulations may apply on termination of the whole or part of this Agreement such that the contracts of employment between the Service Provider and the Transferring Employees may have effect as if originally made between the Service Recipient and the Transferring Employees (except in relation to pension benefits) and that any collective agreements applicable to such Transferring Employees shall have effect between the Service Recipient and the relevant trade union.
Section 6.7    Responsibility for Salary and Other Benefits on Exit. All emoluments and outgoings in relation to the Transferring Employees (including without limitation all wages, bonuses, holiday pay, social insurance contributions, pension contributions and otherwise) shall be borne by the Service Provider up to and including the Termination Date and by the Service Recipient with effect from the Termination Date.
Section 6.8    Indemnities on Exit. In connection with a transfer under Section 6.6, the Parties agree that:
(a)    the Service Provider will indemnify, keep indemnified and hold harmless the Service Recipient against all Liabilities in respect of the Transferring Employees, arising from, in respect of or as a result of:
(i)    any act or omission by the Service Provider (including any failure to comply with an applicable obligation under Section 6.7) relating to any Transferring Employees occurring prior to the Termination Date; and
(ii)    any failure by the Service Provider to comply with any requirement of Regulation 13 and 14 of the Transfer Regulations except to the extent that such failure is caused by a failure by the Service Recipient to comply with Regulation 13(4) of the Transfer Regulations (or equivalent provision under the Directive or any national implementing legislation of the Directive, as applicable);
(b)    the Service Recipient will indemnify, keep indemnified and hold harmless, the Service Provider against all Liabilities in respect of the Transferring Employees arising from, in respect of or as a result of:
(i)    any act or omission by the Service Recipient (including any failure to comply with an applicable obligation under Section 6.8) relating to any Transferring Employees occurring on or after the Termination Date;
(ii)    any claim arising out of the provision of or proposal by the Service Recipient to offer or effect any variation to any benefit, term or condition or working condition of any Transferring Employees which is intended to take effect on or after the Termination Date; and
(iii)    any failure by the Service Recipient to comply with Regulations 13(4) of the Transfer Regulations (or equivalent provision under the Directive or any national implementing legislation of the Directive, as applicable) in respect of the Transferring Employees.

Section 6.9    Procedure and indemnity for claims by non-Transferring Employees.
(a)    If any person other than any Transferring Employee claims or alleges as a result of the termination of this agreement that his contract of employment has transferred to the Service Recipient pursuant to the Transfer Regulations the following process shall apply:
(i)    the Service Recipient shall notify the Service Provider in writing within 35 days of the Termination Date and in any event seven days of becoming aware of that allegation or claim ("Notification");
(ii)    within 28 days of Notification, the Service Provider may offer employment to such person on their existing terms and conditions of employment. If such offer of employment is accepted, the Service Recipient shall immediately release the person from its employment; and
(iii)    if an offer of employment has not been made or accepted then the Service Recipient may terminate the employment of such person within seven days of the expiry of the 28 day period referred to in Section 6.9(a)(ii).
Subject to the provisions of Section 6.9 being followed by the Service Recipient, the Service Provider will indemnify, keep indemnified and hold harmless, the Service Recipient against all Liabilities arising out of such allegation or claim up to the date of and in respect of such termination. If the Service Recipient fails to take the action outlined in Section 6.9(a)(iii) within the appropriate time period then such person will be deemed a Transferring Employee.
ARTICLE VII
INDEMNIFICATION AND DISPUTE RESOLUTION
Section 7.1    Limitation of Liability.
(a)    No Party nor any of such Party’s Affiliates will be liable, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, punitive, incidental or consequential damages whatsoever that in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, including loss of profits, loss of data, diminution in value, business interruptions and claims of customers, whether or not such damages are foreseeable or any Party has been advised of the possibility or likelihood of such damages.
(b)    Except for Liabilities arising out of or related to the gross negligence, willful misconduct or bad faith of the Service Provider, in no event will the Service Provider’s aggregate liability arising under or in connection with this Agreement (or the provision of Services hereunder) exceed the Fees paid or payable to the Service Provider from the Service Recipient pursuant to this Agreement in respect of the Service from which such Liabilities flows.

(c)    Each Party will use Commercially Reasonable Efforts to mitigate the Liabilities for which the other is responsible hereunder. In the event of any breach of this Agreement by any Service Provider with respect to the provision of any Services (with respect to which the Service Provider can reasonably be expected to re-perform in a commercially reasonable manner), the Service Provider shall promptly correct in all material respects such error, defect or breach or to perform again in all material respects such Services at the request of the Service Recipient and at the sole cost and expense of the Service Provider. Any request for re-performance in accordance with this Section 7.1(c) by the Service Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one (1) month from the date such error, defect or breach becomes apparent to the Service Recipient or should have reasonably become apparent to the Service Recipient. This Section 7.1(c) shall survive any termination of this Agreement.
Section 7.2    Indemnification by Fortrea. Fortrea will indemnify, defend and hold harmless each of the Labcorp Indemnified Parties for any Liabilities incurred by the Labcorp Indemnified Parties to the extent arising from or relating to: (a) any material breach of this Agreement by Fortrea (including in the event resulting in a termination by Labcorp under Section 6.3); (b) any gross negligence, willful misconduct, fraud or bad faith by Fortrea, the other members of the Fortrea Group, or its or their employees, suppliers or contractors, in the provision of the Fortrea Services by Fortrea, the other members of the Fortrea Group or its or their employees, suppliers or contractors pursuant to this Agreement; and (c) the provision of the Labcorp Services by Labcorp, the other members of the Labcorp Group or its or their employees, suppliers or contractors, except to the extent that such Liabilities are finally determined by a court of competent jurisdiction to have arisen out of the material breach of this Agreement, gross negligence, willful misconduct or bad faith of Labcorp, the other members of the Labcorp Group or its or their employees, suppliers or contractors in providing the Labcorp Services.
Section 7.3    Indemnification by Labcorp. Labcorp will indemnify, defend and hold harmless each of the Fortrea Indemnified Parties for any Liabilities attributable to any Liabilities incurred by to the extent arising from or relating to: (a) any material breach of this Agreement by Labcorp (including in the event resulting in a termination by Fortrea under Section 6.3); (b) any gross negligence, willful misconduct, fraud or bad faith by Labcorp, the other members of the Labcorp Group, or its or their employees, suppliers or contractors, in the provision of the Labcorp Services by Labcorp, the other members of the Labcorp Group or its or their employees, suppliers or contractors pursuant to this Agreement; and (c) the provision of the Fortrea Services by Fortrea, the other members of the Fortrea Group or its or their employees, suppliers or contractors, except to the extent that such Liabilities are finally determined by a court of competent jurisdiction to have arisen out of the material breach of this Agreement, gross negligence, willful misconduct or bad faith of Fortrea, the other members of the Fortrea Group or its or their employees, suppliers or contractors in providing the Fortrea Services.

Section 7.4    Exclusive Remedy. Except for equitable relief and rights pursuant to Section 4.2, Section 4.3(b) or ARTICLE V, the indemnification provisions of this ARTICLE VII will be the exclusive remedy for breach of this Agreement.
Section 7.5    Risk Allocation. Each Party agrees that the Fees charged under this Agreement reflect the allocation of risk between the Parties, including the disclaimer of warranties in Section 3.6 and the limitations on liability in Section 7.1. Modifying the allocation of risk from what is stated here would affect the Fees that are charged for the Services, and in consideration of those Fees, each Party agrees to the stated allocation of risk.
Section 7.6    Indemnification Procedures. All claims for indemnification pursuant to Section 5.5(d) or this ARTICLE VII will be made in accordance with the provisions set forth in Article IV of the Separation Agreement. Notwithstanding anything to the contrary hereunder, neither Party may assert against the other Party or submit to arbitration or legal proceedings any cause of action, dispute or claim for indemnification which accrued more than two years after the later of (a) the occurrence of the act or event giving rise to the underlying cause of action, dispute or claim and (b) the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the Party asserting the cause of action, dispute or claim.
Section 7.7    Project Managers. Each Party shall appoint one or more Representatives who will be its authorized representative and empowered to act on its behalf in connection with this Agreement (each a “Project Manager” and collectively, the “Project Managers”). The Project Managers shall (a) represent and act for their respective Party for matters related to the applicable Service, and (b) meet and/or confer on a regular basis (at mutually agreed times and locations) to review the activities under this Agreement and to discuss the status and progress of such activities, including, without limitation, any partial termination of Services and progress towards transitioning off of Services. The Project Managers will have day-to-day responsibility for the provision and use of the Services. The initial Project Managers will be the Persons identified on Annex A. Each Party will promptly notify the other in writing in the event of any change to the appointment a Project Manager.
Section 7.8    Dispute Resolution. Except for claims arising under ARTICLE V, any Dispute arising out of or relating to this Agreement will be resolved as provided in Article V of the Separation Agreement; provided, however, that before doing so, the Parties will first attempt to resolve such Dispute by engaging in good faith discussions between the Project Mangers, the functional leads and, if necessary, the Post-Distribution Steering Committee; provided, further, that any Dispute regarding any Services designated as “critical” on Annex B or Annex C, as applicable, shall be escalated to Post-Distribution Steering Committee if not addressed within 24 hours of notice provided to the applicable Project Manager.

ARTICLE VIII
MISCELLANEOUS
Section 8.1    Amendments and Waivers.
(a)    This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.
(b)    No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.
Section 8.2    Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) upon transmission, if sent by email with confirmation of receipt, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:
If to Labcorp or any member of the Labcorp Group:

Laboratory Corporation of America Holdings
358 South Main Street
Burlington, North Carolina 27215
Attention:	[ ]
Email:	[ ]
if to Fortrea or any member of the Fortrea Group:

Fortrea Inc.
8 Moore Drive
Durham, NC 27709, USA
Attention:	[ ]
Email:	[ ]
or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 8.2.

Section 8.3    Entire Agreement. This Agreement, including the Annexes hereto and the sections of the Separation Agreement referenced herein, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.
Section 8.4    No Third-Party Beneficiaries. Except to the extent otherwise provided in ARTICLE VII, this Agreement is solely for the benefit of the Parties and does not confer on Third Parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.
Section 8.5    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.
Section 8.6    Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (b) such assignment or delegation will not relieve any Party of its indemnification obligations or other obligations under this Agreement. Any attempted assignment or delegation in contravention of the foregoing will be void.
Section 8.7    Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.
Section 8.8    Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.
Section 8.9    Rules of Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or Annexes will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. References in this Agreement to any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, disclosure letters, schedules and other attachments thereto. Unless the context otherwise requires, any references to an “Annex,” “Section” or “Article” will be to an Annex, Section or Article to or of this Agreement. The use of the words “include” or “including” in this Agreement or the Schedules will be deemed to be followed by the words “without limitation.” The use of the word “covenant” will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. Days mean calendar days unless specified as Business Days. References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any other Transaction Document, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.
Section 8.10    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and will not contest the appropriateness of specific performance as a remedy.
Section 8.11    Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided, however, that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

Section 8.12    Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Without limiting the termination rights contained in this Agreement, in the event of any such excused delay, the time for performance of such obligation (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use Commercially Reasonable Efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes analogous performance under any other agreement for itself, its Affiliates or any Third Party) unless this Agreement has previously been terminated under Article VI.
[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:
Name:
Title:

FORTREA INC.

By:
Name:
Title: